Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Senesco Technologies, Inc. of our report dated September 25, 2009, relating to our audit of the consolidated financial statements as of June 30, 2009 and 2008 and for the years then ended, which appear in the Annual Report on Form 10-K of Senesco Technologies, Inc. for the year ended June 30, 2009. Our report dated September 25, 2009, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

/S/ McGladrey & Pullen, LLP

New York, New York
June 8, 2010